Exhibit 10.22

Letter of Understanding

Between Adept Technology & Parker Hannifin Corporation

This term sheet defines the basic agreement between Adept Technology, Inc. and Parker Hannifin Corporation (hereafter known as Parker) for the co-development of products with Adept Technology, Inc. as specified.

This Letter of Understanding is to act as a guiding document that will be used in the writing of a full Agreement, which will then supercede this document. This document and future joint product developments to be held strictly confidential until Adept deems a public announcement appropriate.

Intent of this Partnership

Adept and Parker agree to enter a joint supply relationship in which both companies will manufacture and supply products that create a complete robot system. The goal of this partnership is to leverage each company’s key competitive strengths, while delivering a complete robot solution to a customer from a single vendor. A process will be instituted that will allow a customer to purchase a complete system from Adept, or optionally Parker. Adept will purchase components from Parker for the purpose of re-selling. Adept intends to make Parker its primary supplier of Linear Actuators. At this time, Parker does not plan to buy or take ownership of Adept components but Adept is open to discussing the sale of Adept components to Parker if the interest arises.

Products

The co-developed product shall meet all specifications as described by Adept and agreed to by Parker. The initial product design, and all future product changes must be approved by Adept before shipment of product, per the agreed-upon approval process. Parker must utilize the agreed-upon revision control method.

The product is to have an aesthetic look and style as specified by Adept Technology, with Parker’s input. Product to be private labeled (Adept) or co-labeled (Adept and Parker for respective products) at Adept’s discretion. Parker-labeled co-developed product offerings must have different aesthetic styling cues, such as the color of motor covers and end caps.

Availability

Parker agrees to make all products available to Adept for a period of 5 years minimum. After the 5 year period, Parker agrees to provide Adept with a minimum 2 years advance notice if Parker decides to terminate supply of product in conjunction with Adept. Likewise, Adept agrees to provide a minimum of 2 years advance notice to Parker prior to terminating the purchase of products.

Parker agrees to provide spare parts and support to Adept for 7 years after termination of product. If Parker decides to terminate supply to Adept or fails to supply, Adept will have rights to purchase all externally supplied extrusions, components, etc. Parker reserves an exception for purchased components in which they may have no control of supply.

Sales Channels / Right to sell

Parker has rights to sell the co-developed product directly to any of their channel, customer, and geographic markets, except direct competitors of Adept. Parker may sell products with or without Adept controls.

Adept owns designs for the following components, and Parker agrees not to sell or transfer these items or the designs to companies other than Adept without Adept’s express written consent.

Adept-specified motor covers

Adept-specified cable solutions

SmartAmp mounting patterns

Parker agrees not to sell any portion of the co-developed product line to any companies considered as direct competitors to Adept. Companies that Adept currently views as competitors include: Epson, Intelligent Actuator, Yamaha, Bosch, Motoman, Denso, NSK, Montech, Mitsubishi, Fanuc, and Hirata. This list is subject to change, and will be updated on a regular basis and provided to Parker. Additionally, Parker agrees not to sell the co-developed product line to Rockwell Corporation in multi-axis robot configurations before September 1, 2007.

Parker agrees to consider offering Adept’s control solutions to their Worldwide distribution channel.

Customer Support

For all systems sold by Adept, Adept agrees to provide customer support for the complete system. Adept will complete all Adept-supplied support at its own expense, and there will be no charge to Parker.

System Build

Parker agrees to provide a proposal for complete system build and configuration at their facility, using their personnel. This would entail receiving the Adept components and controls, configuring the systems to order, assembling the system, crating and shipping directly to Adept customers. Parker also agrees to provide a proposal for system build in Europe for European market. Adept agrees to provide training and assistance to Parker as required. Proposals should provide concept, implementations specifics, and costs.

Component Suppliers

Parker agrees to add certain component suppliers to their approved supplier list, based upon Adept’s recommendation and Parker’s acceptance of the supplier.

Pricing

Adept agrees to provide annual forecasts of product sales. These forecasts will be used to set manufacturing plans and inventory and Kanban levels.

Parker agrees to provide pricing tables for all modules, based upon combined module volumes of 800, 1250, 1500, and 2000 units per year.

Parker agrees to maintain pricing for period of 3 years from date of contract. Adept agrees to allow for increases in raw materials or purchased components. In such a case, Parker may raise pricing to Adept by the amount of the material or component increase, plus 10% to cover overhead, provided adequate documentation is made available for review by Adept.

Parker guarantees Adept will always receive pricing on the co-developed product that is below the sale price to any Parker Distributor. This includes all co-developed linear modules and all spare parts except for components used in other Parker product lines (sensors, encoders, etc.). Parker reserves the right to ask for an exception to this clause in the unlikely case it is desired for sales situations that are not competitive with Adept.

For the purpose of design considerations, Parker agrees to share relative cost information of different design options. Parker is encouraged to suggest changes that result in price reductions. Adept to do the same. Parker and Adept to work out mutually beneficial cost-improvement sharing program.

If Parker decides to cease production, or cannot produce, the co-developed product on its own, then Adept reserves the right to purchase the design and manufacturing rights for the Parker’s actual cost of the NRE and tooling expenses. This cost is to be determined prior to final contract.

Warranty

Parker agrees to provide a 24 month module exchange warranty to Adept to cover defects in parts, materials, or workmanship. Warranty period commences when product is shipped to Adept’s customer. Adept agrees to limit Parker’s total warranty period to a maximum of 27 months from date of shipment to Adept (up to 3 months while in Adept’s possession, and 24 months at the customer).

Parker agrees to provide timely failure analysis report on any failed part when requested by Adept

Engineering Support

Parker agrees to aid Adept on Engineering issues / concerns associated with the product.

Delivery

Parker agrees to make best efforts to provide normal deliveries of 5 to 15 business days for majority of products. Parker agrees to make best efforts to maintain component stock and staff, and facilities to accomplish this, at their cost.

Cooperative Marketing

Parker agrees to participate in a cooperative marketing program to include such efforts as press releases, advertising, and joint trade show events in USA and Europe

Other Deliverables

•	Parker agrees to provide Engineering drawings in a mutually agreeable Format for every - product (top level components)

•	Parker agrees to provide 2D and 3D CAD models of each co-developed product.

•	Parker agrees to provide manuals, data sheets, and documentation in Adobe FrameMaker or Microsoft Word format

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Parker agrees to make available any engineering tools it creates for co-developed product, including performance analyzer, and life estimator. At a minimum, a simple spreadsheet calculator is required for cycle speed, and predicted life based upon loading.

By:	/s/ Robert R. Strickland	By:	/s/ Roy C. Lamothe

Print Name:	Robert R. Strickland	Print Name:	Roy C. Lamothe

Title:	VP Finance & CFO	Title:	Business Unit Manager

Date:	Dec 9, 2005	Date:	December 02, 2005

Company:	Adept Technology, Inc.	Company:	Parker Hannifin Corp

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